Exhibit 10.19

AREA DEVELOPER

AGREEMENT

WHEREAS, JTH Tax, Inc. d/b/a Liberty Tax Service (“Liberty”, “we” or “us) licenses a system for the operation of tax return preparation offices (the “Franchise”); and

WHEREAS, Area Developer (or “you” or “your”) desires to find, solicit and recruit candidates willing to become Franchise owners (“Franchisees”) and desires to provide continuing services (the “Services”) on Liberty’s behalf to Franchisees; and

WHEREAS, Liberty wishes to receive the Services and compensate Area Developer therefore.

NOW, THEREFORE, for value received, Liberty and Area Developer hereby agree as follows:

1.             SERVICES.

1.1           Area Developer Services.

(a)           Area Developer will use best efforts to find, solicit and recruit candidates interested in operating a Franchise within the Territory (as described in Section 2).  Upon Area Developer’s determination that in Area Developer’s judgment a candidate may have the characteristics of a potential franchisee (a “Candidate”), Area Developer will identify such Candidate in writing to Liberty for Liberty’s consideration.

(b)           All Candidates must successfully pass Liberty’s Effective Operations and Hands On Training to be awarded a Franchise.

1.2           Support Services.

(a)           As a service to Liberty, Area Developer will provide Franchisees with on-going local support, day-to-day operational help and marketing advice.

(b)           At Liberty’s option and upon request to Area Developer, Area Developer will also be obligated to provide Franchisee with site selection assistance, limited marketing support, and operating assistance.  The assistance and support which Area Developer provides will be provided in accordance with the Area Developer Manual, the Operations Manual provided to Liberty franchisees and Area Developers, and any applicable law.  Area Developer does not have any authority to approve or disapprove Franchisee marketing or advertising.

(c)           Upon termination or expiration of the franchise agreement with Liberty of any Franchisee (each, a “Former Franchisee”), Area Developer will assist Liberty in enforcing the “Post Termination Obligations” set forth in its franchise agreement with that Former Franchisee, but Area Developer will have no duty to initiate a court or other legal proceeding.  These obligations, which are presently described in Section 9 of Liberty’s franchise agreement in effect as of the date of this Agreement, and include, ensuring that all Liberty signs are removed from the Former Franchisee’s offices or other premises, receiving or acquiring all telephone numbers, listings and advertisements used in relation to the Former Franchisee’s business, receiving or acquiring all copies of lists and other sources of information containing the names of customers who patronized the Former Franchisee, obtaining all Former Franchisee’s customer tax returns, files, records and all copies thereof, and obtaining all copies of the Former Franchisee’s operations manual, including any updates.

(d)           Liberty will provide an Area Developer Manual and reasonable training to Area Developer, at Area Developer’s expense, in order to ensure that Area Developer has the ability to provide the services to Liberty described in this Section 1.2.  At present, Liberty provides a three-four day initial Area Developer training course which you and any manager working for you must attend and successfully complete.  Liberty may also provide and require your attendance at advanced or other training which may be offered from time to time at select locations or we may offer such training on the web or electronically.  Although we do not charge for you to attend training, you must pay the cost incurred with traveling to training, and your other incidental expenses such as food, lodging, and transportation, incurred in attending any training that we provide.

(e)           Liberty and Area Developer will be responsible for the enforcement of all agreements (“Franchise Documents”) executed in the awarding of a franchise to a Candidate and the monitoring of individual Franchisee performance and adherence to Liberty’s Franchise system.  However, Area Developer will not assert any legal claim by way of a lawsuit or otherwise, against a Franchisee without the written permission of Liberty.

1.3           Personal Involvement.  Area Developer must render the Area Developer and Support Services hereunder personally, unless Area Developer submits to Liberty a general manager who attends and successfully completes our initial Area Developer training course, and who is not later disapproved by us.

1.4           Reports.  Area Developer agrees to file with Liberty, at such times and in such forms as Liberty may specify from time to time, reports detailing Area Developer’s activities, sales, and such other information as Liberty may specify.

2.             EXCLUSIVITY

2.1           Exclusivity.  Except as otherwise permitted in Section 4, Liberty will not appoint or authorize any other person to provide commissioned or paid Area Developer services to Liberty in the territory defined in Schedule A (the “Territory”).   This grant of the Territory in no way prevents or restricts Liberty from itself recruiting, soliciting, or seeking new franchisees in the Territory (including through the Internet or other means of general electronic communication) or from using unpaid referrals from other sources or as detailed in Section 2.2 in the obtaining of potential franchisees.  As indicated on Schedule A, the Territory has been divided into sub-territories (“Franchise Territories”), as defined by Liberty, that will be made available to prospective franchisees.

2.2           Non-Area Developer-Proposed Franchisees.  If Liberty is referred, contacted by or comes into communication with any prospective franchisee in the Territory not previously identified by Area Developer, Liberty may evaluate, recruit and award such prospective franchisee a Franchise.  Each such franchisee will be deemed a Franchisee for the purposes of this Agreement.

3.             FEES AND COMMISSIONS.

3.1           Initial Fee.  Area Developer will pay Liberty $                upon execution of this Agreement, which shall be deemed fully earned by Liberty upon payment.

3.2           Initial Franchise Fee.  Liberty will pay Area Developer, as detailed under Section 3.10, an amount equal to         % of the initial franchise fee and interest on promissory notes, if such interest is on Franchise Fees or Royalties (except on interest already due and owing before the date of this agreement), paid to Liberty by a Franchisee during the Term, for the first time that a territory is purchased by a franchisee, except franchise fees already due and owing before the Effective Date of this Agreement.  Liberty will also pay to Area Developer the same percent of any change fees for modifying the opening schedule of a multi-territory stipulation which a Franchise pays to Liberty during the Term, except change fees already due and owing before the Effective Date of this Agreement.

3.3           Franchise Royalties.  Except as provided under Section 4.1, Liberty will pay Area Developer, as detailed under Section 3.10, an amount equal to         % of all ongoing royalties received by Liberty, if any, from a Franchisee during the Term except royalties already due and owing before the Effective Date of this Agreement.

Liberty will also pay to Area Developer this same royalty percentage on company owned stores in Area Developer’s Territory if and only if a franchisee store becomes company owned after Area Developer enters into this Agreement with Liberty.  The royalty percentage payable to Area Developer shall be calculated as if the store were still a franchisee store.  “Company-owned” refers to a store owned and operated by Liberty or an entity under the control of Liberty or any of its employees.

3.4           Demand for Payment.  Except as authorized herein, or except upon the prior consent of Liberty, Area Developer will not demand any payment due from a Liberty Tax Service Franchisee or other person or entity to Liberty.

3.5           Fee for Franchisee Prospects.  From time to time, Liberty may provide to Area Developer leads of prospective franchisees possibly interested in buying a Liberty franchise within the Territory.  If Liberty provides any such leads to Area Developer, Liberty will set fees from time to time based upon the cost and the difficulty of acquiring the leads.  If so provided, Area Developer agrees to purchase up to $                 of leads per year, and may purchase more if offered, but is not obligated to.

3.6           Fee for Internal Sales.  If Liberty’s own Franchise Development staff handles the selling process with a prospective franchisee within the Territory covered by this Agreement for the sale of an undeveloped territory (meaning one that does not contain an existing Liberty Tax Service office), Area Developer shall pay Liberty 15% of the franchise fee.  Liberty may deduct this from amounts Liberty otherwise owes to Area Developer.

3.7           Advertising and Selling Material.  Liberty may charge to Area Developer a reasonable charge for preparing or procuring, printing, and sending advertising materials and Disclosure Documents which Liberty provides for Area Developer’s use.

3.8           Terminal Services.  Liberty may charge to Area Developer a reasonable charge for providing computer access to information within the Liberty system and for computer access to a sales lead and contact information management system.

3.9           Use of Franchise Broker.  From time to time, Liberty may use the services of franchise brokers to identify Candidates who are potentially interested in becoming Franchisees.  To participate in this opportunity, Area Developer must agree that as to any broker-generated Candidate who becomes a Franchisee in Area Developer’s Territory, to pay a proportionate share of the Broker’s fee, based on the proportion of initial franchise fee and royalties that Area Developer receives under paragraphs 3.2 and 3.3 above.  For example, if a Broker charges Liberty $13,000 for a Candidate who becomes a Franchisee, and Area Developer receives 35% of the initial franchise fee and royalty under paragraphs 3.2 and 3.3 above, then Area Developer’s share of the initial franchise fee would be reduced by 35% of $13,000 or by $4,550.

3.10         Payment.  With respect to any month in which Liberty receives franchise fees, royalties, or interest on promissory notes, if such interest is on Franchise Fees or Royalties (except on interest already due and owing before the date of this agreement), from Franchisees, Liberty will pay Area Developer its share of royalties, franchise fees and interest not later than the last day of the next calendar month.  In no case will Liberty advance funds to Area Developer, or be liable for, payment on accounts receivables or unpaid franchise fees, royalties or interest.   Area Developer will be entitled to its share of royalties only with respect to royalties actually collected, and Liberty will be entitled to take credits against previous royalty payments to Area Developer to the extent that any royalty payments from a Franchisee are subject to a subsequent refund, offset or other credit.  Each payment of Area Developer’s share of royalties, franchise fees, and interest will be accompanied by information in sufficient detail to allow Area Developer to determine the basis on which Area Developer’s share of the royalties, franchise fees and interest was calculated.

3.11         Late Fees.  Payment by you to us for charges we bill to you is due within 30 days of billing and will be subject to an 18% per annum late fee, or the maximum allowed by law, if less.

3.12         Fee Amounts.  From time to time, Liberty will set and publish the fee amounts under paragraphs 3.5 and 3.7-3.8.

3.13         Expenses.  Except as provided herein, each party will bear the expenses incurred by it in the performance of this Agreement.

3.14         Referral Fees.  From time to time, Liberty may offer referral fees to persons who refer new franchisees to Liberty.  Such referral fees do not apply to Area Developer as to Candidates who become Franchisees in Area Developer’s Territory.

4.             MINIMUM AREA DEVELOPER PERFORMANCE.

4.1           Minimum Requirements.  Area Developer will provide Liberty with a minimum number of Candidates each year that open Franchise Territories (the “Minimum Requirements”). For this purpose, a year will include each fiscal year of Liberty (including any partial year) ending on April 30.  The Minimum Requirement is set forth in Schedule B.  If Area Developer does not meet the Minimum Requirement, then within ninety (90) days after the end of the year in which the Minimum Requirement was not met, Liberty may notify Area Developer that it desires to delete from the Territory up to the number of Franchise Territories by which Area Developer failed to meet the Minimum Requirement for that year.  Liberty’s notice will designate which of the Franchise Territories it desires to delete from the Territory, and Liberty shall have the sole discretion to determine which then unassigned (meaning unsold) Franchise Territories it chooses to delete.  Those Franchise Territories will be deemed deleted from the Territory effective upon Liberty’s notice, and Area Developer will thereafter not be entitled to any share of franchise fees and royalties paid with respect to franchisees appointed within those Franchise Territories (“Liberty Franchisees”) and Liberty Franchisees will not be deemed Franchisees for the purposes of this Agreement.  This deletion is Liberty’s sole remedy for failure to meet Minimum Requirements.

Liberty’s notice will be accompanied by a credit to amounts owed by Area Developer to Liberty or a payment to Area Developer, as Liberty selects.  Such credit or payment shall equal the amount of the Initial Fee that is calculated by multiplication of the Initial Fee with a fraction the numerator of which is the total population of the deleted Territories and the denominator of which is the total population of the Franchise Territories indicated on Schedule A.  For this calculation Liberty may choose to use either the population figures that existed at the time of entering into this Agreement or more current data available to Liberty.

5.             FRANCHISOR — FRANCHISEE RELATIONSHIP.

5.1           Disclosure.  Area Developer will comply with all federal and state franchise disclosure laws applicable to the solicitation of franchisees, including providing the Disclosure Document, which Liberty prepares and provides to Area Developer, to all Candidates at the time required by law, presently fourteen calendar days before signing of a binding agreement between the Candidate and Liberty or making any payment by the Candidate to Liberty, in most jurisdictions.  Should Area Developer make any electronic or other disclosure to Candidates, Area Developer will ensure that such disclosure complies with the applicable franchise disclosure laws.  Area Developer will be responsible for providing Liberty’s most current Disclosure Document approved for use by the Area Developer, but will not be responsible for improper disclosure due to errors in or the inadequacy of Liberty’s most current Disclosure Document.

5.2           Financial Performance Representations.  Except as may be expressly provided in Liberty’s most current Disclosure Document in effect in Area Developer’s Territory, Area Developer will not make any claims or disclosures, either orally, in writing, electronically, or through any other medium, to any prospective Candidate concerning historical earnings or potential sales, income or profits of any Franchise.  However, Area Developer may disclose financial performance of an existing franchise for sale to a Candidate interested in such unit as may be permitted by law.

5.3           Improper Representations.  Area Developer will make no representations to any Candidate that conflict with Liberty’s current Franchise Agreement or Disclosure Document or make any promises, guarantees or warrantees to any party not authorized in writing by Liberty.

5.4           No Unauthorized Commitments.  Area Developer acknowledges that it has no authority to bind Liberty with respect to any matter, and agrees that it will not enter into any agreements or understandings with any Candidates other than as authorized in writing by Liberty.

5.5           Indemnity.  Area Developer will indemnify, defend and hold Liberty and its affiliates, officers, directors, employees, agents, contractors, advisors and representatives (the “Indemnified Parties”) harmless from and against any claim, suit or proceeding brought against any of the Indemnified Parties resulting from, relating to or arising out of a claim that Area Developer failed to make proper disclosure under Section 5.1, made any improper earnings claim as detailed in Section 5.2, made any improper representations under Section 5.3, or entered into any unauthorized agreement under Section 5.4.

Liberty will indemnify, defend and hold Area Developer and its affiliates, officers, directors, members, partners, employees, agents, contractors, advisors and representatives (the “Area Developer Indemnified Parties”) harmless from and against any claim, suit or proceeding brought against any of the Area Developer Indemnified Parties resulting from, relating to or arising out of a claim that Liberty failed to make proper disclosure under Section 5.1, made any improper earnings claim as detailed in Section 5.2, made any improper representations under Section 5.3, or entered into any unauthorized agreement under Section 5.4.

6.             CONFIDENTIALITY.

6.1           Definition.             As used herein, “Confidential Information” of a party means information or data (oral, written, electronic or otherwise), including, without limitation, a trade secret, of or about that party that is valuable and not generally known or readily available to third parties obtained by one party from the other party during the Term of this Agreement.  The “Confidential Information” of Liberty shall be deemed to include all intellectual property associated with Liberty’s Franchise system, as described in Section 9.2, all other materials relating to Liberty’s Franchise system and that are not a matter of public record, and all information generated by the parties in the course of the performance of this Agreement, including the information provided by Liberty to Area Developer under Section 3.5.

6.2           Confidentiality.  Neither party will directly or indirectly disclose, publish, disseminate or use the disclosing party’s Confidential Information except as authorized herein.  Each party may use the other’s Confidential Information to perform its obligations under this Agreement, but in doing so will only allow dissemination of the disclosing party’s Confidential Information on a need-to-know basis and only to those individuals that have been informed of the proprietary and confidential nature of such Confidential Information.  If disclosure of any Confidential Information of a disclosing party is required by law, then the receiving party may make such disclosure after providing the disclosing party with reasonable notice so that the disclosing party, at its expense, may seek a protective order or other relief.

6.3           Return of Information.  Upon termination of this Agreement, each receiving party will return to the disclosing party all Confidential Information of the disclosing party embodied in tangible form, and will destroy, unless otherwise agreed, all other sources which contain or reflect any such Confidential Information.  Notwithstanding the foregoing, any receiving party may retain Confidential Information solely for insurance, warranty, claims and archival purposes, but the information retained will remain subject at all times to the confidentiality restrictions of this Agreement.

7.             NON-COMPETE AND NO SOLICITATION.

7.1           Non-Compete.

(a)           In-Term.  Area Developer will not, during the Term of this Agreement, in the United States or Canada, directly or indirectly (i) recruit, search for, or solicit franchisees or prospective franchisees to engage in income tax return preparation, electronic filing of tax returns, or the provision of refund anticipation loans, except as to seeking Liberty Tax Service franchisees under this Agreement, or (ii) aid or facilitate another person or entity (except Liberty Tax Service franchisees) in the provision of paid income tax preparation offered to the public through retail outlets.

(b)           Post-Term.            Area Developer will not, for a period of two years after expiration or termination of this Agreement, in the Territory defined in Schedule A regardless of any reduction due to application of Section 4.1 (the “Original Territory”), or within twenty-five (25) miles of the boundaries of the Original Territory, directly or indirectly recruit, search for, or solicit franchisees or prospective franchisees to engage in income tax return preparation, electronic filing of tax returns, or the provision of refund anticipation loans.

7.2           No Solicitation.

(a)           In-Term.                Except with the permission of Liberty, Area Developer will not, during the term of this Agreement, in the United States or in Canada, directly or indirectly solicit for employment in a management or supervisory capacity, any management or supervisory personnel employed by Liberty, any management or supervisory personnel employed by a Liberty Tax Service franchisee, or any Liberty Tax Service franchisee, or in the case of a franchisee which is an entity, the owners of such entity.

(b)           Post-Term.            Except with the permission of Liberty, Area Developer will not, for a period of two years after expiration or termination of this Agreement, in the Original Territory and within twenty-five (25) miles of the boundaries of the Original Territory, directly or indirectly solicit to own, operate, manage or supervise an income tax preparation office or income tax preparation franchise, any management or supervisory personnel employed by Liberty, any management or supervisory personnel employed by a Liberty Tax Service franchisee, or any Liberty Tax Service franchisee, or in the case of a franchisee which is an entity, the owners of such entity.

7.3           Severability.  If any covenant or provision with Section 7.1 or 7.2 is determined to be void or unenforceable, in whole or in part, it shall be deemed severed and removed from this Agreement and shall not affect or impair the validity of any other covenant or provision.  Further, these obligations are considered independent of any other provision in this Agreement, and the existence of any claim or cause of action by either party to this Agreement against the other, whether based upon this agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

8.             TERM AND TERMINATION.

8.1           Term.  This Agreement will commence upon its Effective Date and will last for a term of ten (10) years (the “Term”).

8.2           Renewal.  Upon the completion of the Term of this Agreement, provided Area Developer is in compliance with the terms and conditions in this Agreement, Liberty will provide Area Developer with the right to enter into a new agreement with Liberty for the provision of services to Liberty similar to those in this Agreement.  If Area Developer wishes to renew this Agreement, Area Developer must notify Liberty in writing at least 180 days before the expiration of this Agreement.  There will be no fee for the renewal, but Area Developer must execute a general release of all claims it may have against Liberty.  Area Developer may also renew future Area Developer Agreements, if Area Developer is in compliance with the terms and conditions in such agreements, meets the other conditions therein for renewal, and renews by signing our then current Area Developer Agreement.  The fees and percentages described in paragraphs 3.2 and 3.3 above will not be reduced upon any renewal nor will the Territory be reduced, except as may be reduced due to failure to meet Minimum Requirements, as described in paragraph 4.1 above.

8.3           Termination.

(a)           Area Developer may terminate this Agreement at any time through written notice of termination to Liberty.  Area Developer’s termination of this Agreement will be effective upon Liberty’s receipt of Area Developer’s termination notice.

(b)           Liberty may terminate this Agreement effective upon Liberty’s sending to Area Developer’s written notice of termination, and without the opportunity for Area Developer to cure, for any of the following reasons:

(i)            Area Developer commits a material violation of any law, ordinance, rule or regulation of a government or governmental agency or department which such conduct constitutes a material violation of any franchise law, antitrust law, securities law, fraud or a similar wrong, unfair or deceptive practices, or a comparable violation, or the Area Developer is convicted of a felony; or

(ii)           Area Developer violates any of Sections 5.1, 5.2, 5.3 or 5.4 of this Agreement; or

(iii)          Area Developer makes a misstatement of material fact on a Biographical Information Form, which is required in order to enter into this Area Developer Agreement, or the Sales Agent Disclosure Form Update, or fails to disclose a material fact which is requested in any such form, or refuses to fill out or completely fill out such form or tender supporting documentation upon reasonable request.  The present versions of these Forms are appended to the accompanying Disclosure Document as Exhibits D-2 and D-3.

(c)           Liberty may terminate this Agreement if Area Developer fails to perform any material obligation under this Agreement (“Breach”), and such failure has continued for 30 days after Liberty sent written notice of such Breach to Area Developer.  However, in the case of past due monies owed by Area Developer to Liberty under this Agreement or for any other debt to Liberty, Liberty may terminate this Agreement 14 days after Liberty sent written notice of such delinquency to Area Developer.

8.4           No Refund of Initial Fee.  Liberty will have no obligation to return or refund any fee to Area Developer upon termination of this Agreement.

8.5           Survival of Obligations. The Parties’ obligations under Sections 3.5-3.9, 5.5, 6, 7, 8.4, 8.5, 9, and 10 will survive the termination or expiration of this Agreement.  Upon the termination or expiration of this Agreement Liberty will have no further obligation to pay Area Developer any share of franchise fees, royalties or interest received by Liberty subsequent to the date of termination or expiration.

9.             MISCELLANEOUS.

9.1           Relationship.  Notwithstanding anything herein to the contrary, this Agreement does not create a partnership, company, joint venture, or any other entity or similar legal relationship between the parties, and no party has a fiduciary duty or other special duty or relationship with respect to the other party.  The parties acknowledge that Area Developer’s relationship with Liberty hereunder is that of an independent contractor.

9.2           Intellectual Property Ownership.  Liberty owns the Franchise system, its trademarks and all other intellectual property associated with the Franchise system.  To the extent Area Developer has or later obtains any intellectual property, other property rights or interests in the Franchise system by operation of law or otherwise, Area Developer hereby disclaims such rights or interests and will promptly assign and transfer such entire interest exclusively to Liberty.  Area Developer will not undertake to obtain, in lieu of Liberty, copyright, trademark, service mark, trade secret, patent rights or other intellectual property right with respect to the Franchise system.  Area Developer will have the right to use Liberty’s trademarks and service marks during the Term for the sole purpose of advertising the availability of Franchises within the Territory, but to the extent that Area Developer desires to do so, Area Developer will obtain Liberty’s prior consent to such use, which consent may be withheld in Liberty’s sole discretion.

9.3           Trade and Domain Names.  Area Developer will not use the name “Liberty,” “libtax,” or “JTH” as any part of the name of a corporation, LLC or other entity.  Further, unless Area Developer first receives Liberty’s express written permission, Area Developer will not obtain or use any domain name (Internet address) in connection with the provision of services under this Agreement or to facilitate any efforts to find, solicit and recruit Candidates.

9.4   Assignment.  We may assign this Agreement to an assignee who agrees to remain bound by its terms.  We do not permit a sub-license of the Agreement.  Your interest under this Agreement or your ownership in the Area Developer may be transferred or assigned only if you comply with the following provisions.  No interest may be transferred unless and until you are in full compliance with this Agreement and current in all monies owed to us.  If this Agreement is held by joint tenants or tenants in common, any transfer of an ownership interest in this

Agreement must be joined in by all joint tenants or tenants in common, except any person who is deceased or under a legal disability.

a.  If you have received and desire to accept a signed, bona fide offer to purchase or otherwise transfer the Area Developer Agreement or any interest in it, you shall grant Liberty the option (the “Right of First Refusal”) to purchase such interest as hereinafter provided.

b.  A transfer to a “Controlled Entity” shall not trigger the Right of First Refusal.  A “Controlled Entity” is an entity in which Area Developer is the beneficial owner of 100% of each class of voting ownership interest.  At the time of the desired transfer of interest to a Controlled Entity, you must notify us in writing of the name of the Controlled Entity and the name and address of each officer, director, shareholder, member, partner, or similar person and their respective ownership interest.  Each such person of the Controlled Entity shall sign the then current amendment and release forms and/or Area Developer Agreement as required by us.  We do not charge a transfer fee for this change.

c.  A transfer of interest within an Area Developer which is an entity shall not trigger the Right of First Refusal provided that only the percentage ownership, rather than the identity of the owners, is changing.  At the time of the desired transfer of interest within an entity, you must notify us in writing of the name and address of each officer, director, shareholder, member, partner or similar person and their respective ownership interest.  Each such person of the Controlled Entity shall sign the then current amendment and release forms and/or Area Developer Agreement as required by us.  We do not charge a transfer fee for this change.

d.  Within fourteen (14) days of receipt of the offer, you shall offer the Right of First Refusal to Liberty by notice in writing, including a copy of the signed offer to purchase which you received (“Notice”).  We shall have the right to purchase the Area Developer Agreement or interest in the Area Developer Agreement at and for the price and upon the terms set out in the Notice, except that we may substitute cash for any non-cash form of payment proposed and we shall have 60 days after the exercise of our Right of First Refusal to close the said purchase.  Should we wish to exercise our Right of First Refusal, we will notify you in writing within 15 days from its receipt of the Notice.  Upon the giving of such notice by us, there shall immediately arise between Liberty and Area Developer, or its owners, a binding contract of purchase and sale at the price and upon the terms contained in the Notice.

e.  If we do not exercise our Rights of First Refusal, you may transfer the Area Developer Agreement or ownership interest therein according to the terms set forth in the Notice, provided that you satisfy the conditions in sub-parts (f) through (i) below and complete the sale within 90 days from the day on which Liberty received the Notice.  If you do not conclude the proposed sale transaction within the 90-day period, the Right of First Refusal granted to Liberty hereunder shall continue in full force and effect.

f.  The proposed transferee(s) must complete our then current Liberty Area Developer application and pass our application screening using our then current qualifications.

g.  The proposed transferee(s) must sign the then current Liberty amendment forms and/or Area Developer Agreement, as required by us, and must personally assume and be bound by all of the terms, covenants and conditions therein.

h.  The proposed transferee(s) must attend and successfully complete Area Developer Training.

i.  You shall sign our then current transfer and release forms and pay to us a transfer fee of $10,000.00.

9.5           Publicity.  Except as required by law, Area Developer may not make any press release or other public announcement respecting the subject matter of this Agreement without the written agreement of Liberty as to the form of such press release or public announcement.

9.6           Operations Manual, Specifications, and Equipment.  From time to time we may issue specifications to guide you in the provision of Services hereunder.  We have an Area Developer Operations Manual which you agree to follow.  We may issue computer and equipment requirements.  At present, you are required to have business cards, a telephone and telephone line, and a computer, printer and fax machine and be connected via internet to our computer network.  We also require you to use an appropriate sales lead and contact information database or software to keep track of your contacts with prospective franchisees and may from time to time issue recommendations or requirements in this regard.  We may change our Area Developer Operations Manual from time to time and modify our specifications in order to maintain competitiveness, adjust for legal, technological and economic changes, and to improve in the marketplace.  You agree to be bound by such future changes.

9.7           Maintenance of Liberty Goodwill.  You agree not to disparage Liberty or its current and former employees or directors.  During the term of this Agreement, you also agree not to do any act harmful, prejudicial or injurious to Liberty.

9.8           Governing Law.

a.     Virginia Law.  This Agreement is effective upon its acceptance in Virginia by our authorized officer.  Virginia law governs all claims which in any way relate to or arise out of this Agreement or any of the dealings of the parties hereto.  However, the Virginia Retail Franchising Act does not apply to any claims by or on your behalf if the Territory shown on Schedule A below is located outside of Virginia.

b.     Jurisdiction and Venue.  In any suit brought by us, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you consent to venue and personal jurisdiction in the state and federal court of the city or county of our National Office, presently Virginia Beach state courts and the United States District Court in Norfolk, Virginia.  In any suit brought against us, including our present and former employees and agents, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, venue shall be proper only in the federal court located nearest our National Office (presently the U.S. District Court in Norfolk, Virginia), or if neither federal subject matter or diversity jurisdiction exists, in the city or county state court located where our National Office is (presently the City of Virginia Beach, Virginia).

c.     Jury Waiver.  In any trial between any of the parties hereto, including present and former employees and agents of ours, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you and we agree to waive our rights to a jury trial and instead have such action tried by a judge.

d.     Class Action Waiver.  You agree that any claim you may have against us, including our past and present employees and agents, shall be brought individually and you shall not join such claim with claims of any other person or entity or bring, join or participate in a class action against us.

e.     Compensatory Damages.  In any lawsuit, dispute or claim between or against any of the parties hereto, including present and former agents and employees of ours, you and we agree to waive our rights, if any, to seek or recover punitive damages.

9.9           Severability. If any one or more of the provisions in this Agreement or any application of such provision is held to be invalid, illegal or unenforceable in any respect by a competent tribunal, the validity, legality and enforceability of the remaining provisions in this Agreement and all other applications of the remaining provisions will not in any way be affected or impaired by such invalidity, illegality or unenforceability.  Further, the obligations within Section 7 above are considered independent of any other provision in this agreement, and the existence of any claim or cause of action by either party to this agreement against the other, whether based upon this agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

9.10         Notices. Any notice, authorization, consent or other communication required or permitted under this Agreement must be made in writing and shall be given by mail or courier, postage fully prepaid, or delivered personally or by facsimile, to our CEO, at our National Office, presently 1716 Corporate Landing Parkway, Virginia Beach, VA 23454.  Telephone:  (757) 493-8855 Telecopier:  (800) 880-6432.  Any such notice may also be given to you in the same manner at the address indicated below the Area Developer’s signature on this Agreement or such other more current address as we may have on file for you.  We may also give notice to you by e-mail.

9.11         Burdens and Benefits. This Agreement will be binding upon and will inure to the benefit of the parties, their successors and assigns, as permitted hereunder.

9.12         Entire Agreement. This Agreement, including the Schedules, is the entire agreement between you and us with respect to the subject matter hereof.  This Agreement supersedes all other prior oral and written agreements and understandings between you and us with respect to the subject matter herein.  Nothing in this or in any related agreement, however, is intended to disclaim the representations we made in the franchise disclosure document we furnished to you.

9.13         Amendment and Waiver. No amendment, change, or modification of this Agreement and no waiver of any right under this Agreement will be effective unless in a written document that is signed by an authorized representative of each party.  No failure to exercise and no delay in exercising any right under this Agreement will operate as a waiver thereof.

9.14         Relation of Parties.  Area Developer is an independent contractor.  Neither party to this Agreement is an agent, employee, fiduciary, partner or in a joint venture with the other party.

9.15         Financing.  If we provide financing to you, you must submit annual financial information to us, such as an income statement, balance sheet, and supporting documents, as we specify from time to time and in the formats we provide.

10.                               DEATH OR INCAPACITY

In the event of the death or incapacity of Area Developer, we are entitled, but not required, to render whatever assistance is required to maintain smooth and continued provision of Services.  We shall be entitled to reimbursement from Area Developer or Area Developer’s estate for any reasonable expenditures thus incurred.  Death or incapacity shall not of itself be grounds for termination of this Agreement unless either-

a.     Area Developer or his/her legal representative fails for a period of 180 days after such death or incapacity to commence action to assign this Agreement according to controlling state law regarding the affairs of a deceased or incapacitated person and the terms of this Agreement; or,

b.     Such assignment is not completed within one year after death or incapacity.

If such action or assignment is not timely taken or made as aforesaid, Liberty shall have the right to terminate this Agreement.  Further, the terms and conditions of paragraph 9.4 above apply to a transfer upon death or incapacity, in the same manner as such terms and conditions apply to any other transfer to a non-Affiliate.

11.                               AGREEMENT

The Area Developer named at the top of the following page agrees to abide by the terms of this Agreement.  The signature of an individual or individuals as sole proprietors, joint tenants, or tenants in common constitutes their personal agreement to such terms.  The signature of an individual or individuals on behalf of an entity constitutes the entity’s agreement to such terms.

In addition, the signatures of all individuals below, in any capacity, also constitute their personal joint and several agreement to perform all the obligations in and relating to this Agreement, including, but not limited to, the obligations stated in Section 9.8 above concerning Governing Law, including but not limited to, the application of Virginia Law, the Jurisdiction and Venue clause, the Jury Waiver, the Class Action Waiver, and the limitation to Compensatory Damages only, the obligation to make payments specified herein, pay any other promissory notes and other debts due to us, and pay for products later ordered from us.  All signators below waive any right to presentment, demand or notice of non-performance and the right to require us to proceed against the other signators.

Area Developer:                                                                                                Entity Number:

Type:                                                             (Sole Proprietor, LLC, Corp., Joint Tenants with Right of Survivorship (“JTROS”), Tenants in Common, Partnership).*  See important note below.

SIGNATORS:

By:	By:
(Signature)	(Signature)

(Printed Name)	(Printed Name)

Title:	Title:

Address:	Address:

Ownership Percentage: % (See note below)	Ownership Percentage: % (See note below)

By:	By:
(Signature)	(Signature)

(Printed Name)	(Printed Name)

Title:	Title:

Address:	Address:

Ownership Percentage: % (See note below)	Ownership Percentage: % (See note below)

LIBERTY TAX SERVICE

By:	Effective Date:
John T. Hewitt, President/CEO

*Joint Tenants with Right of Survivorship is typically for spouses and must be owned equally by each tenant, 50-50 for two owners, and if one passes away, the other automatically receives the decedent’s share.  Tenants in common is normally for non-spouses and if one passes away, his or her share passes by will or state law to his or her heirs.

Schedule A

TERRITORY

The counties of :

which shall be divided by JTH Tax, Inc. into              Franchise Territories.

Schedule B

MINIMUM REQUIREMENTS